CHANGE IN INDEPENDENT REGISTERED pUBLIC ACCOUNTing firm (unaudited)

On August 18, 2006 , the Fund's Trustees, upon the recommendation of the Audit Committee, and completion of the audit for July 31, 2006, appointed
KPMG LLP (KPMG) as the Fund's independent registered public accounting firm for the fiscal year ended July 31, 2007. The Fund's previous independent registered public accounting firm, Deloitte & Touche LLP (D&T) declined to
stand for re-election.   The previous reports issued by D&T on the Fund's
financial statements for the fiscal years ended July 31, 2005 and July 31, 2006, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended July 31, 2005 and July 31, 2006 (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with the reports on the financial statements for such years; and
(ii) there were no reportable events of the kind described in Item 304(a) (1)
(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

As indicted above, the Fund has appointed KPMG as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ending July 31, 2007. During the Fund's fiscal years ended July 31,
2005 and July 31, 2006 and the interim period commencing August 1, 2006 and ending September 22, 2006, neither the Fund nor anyone on its behalf has consulted KPMG on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).